PROSPECTUS SUPPLEMENT
(To Prospectus Dated March 11, 1997)

                               OMNICOM GROUP INC.
                        $218,500,000 Principal Amount of
               4 1/4% Convertible Subordinated Debentures due 2007
                     (Interest Payable January 3 and July 3)

                        3,468,254 Shares of Common Stock

                              ---------------------

     This document  supplements the Prospectus  dated March 11, 1997 relating to
(i) $218,500,000 aggregate principal amount of 4 1/4% Convertible Subordinated Debentures due 2007 (the "Debentures") of Omnicom Group Inc., a New York corporation ("Omnicom" or the "Company"), and (ii) 3,468,254 shares of Common Stock, par value $0.50 per share (the "Common Stock") of the Company which are initially issuable upon conversion of the Debentures plus additional indeterminate number of shares of Common Stock as may become issuable upon conversion of the Debentures as a result of adjustments to the conversion price (the "Shares"). The Debentures were initially acquired from the Company by Morgan Stanley & Co. Incorporated in January 1997 in connection with a private offering. This Prospectus Supplement is incorporated by reference into the Prospectus, and all terms used herein shall have the meaning assigned to them in the Prospectus. On June 6, 1997 the closing price of the Common Stock as reported on the New York Stock Exchange was $61 per share. The Common Stock is traded under the symbol "OMC".

     In accordance with the Section of the Prospectus entitled "Selling Securityholders" (which appears on pages 19 and 20 of the Prospectus), the following information is provided with respect to the beneficial owners of the
Debentures:

                                       Principal Amount of
                                           Debentures        Principal Amount of
                                          Beneficially         Debentures to be
Name of Selling Securityholder(s):            Owned            Offered for Sale
----------------------------------            -----            ----------------
American Community Mutual Ins. Co.        $  180,000            $  180,000
American Pioneer Life Ins. Co. of N.Y.        45,000                45,000
American Progressive Life & Health            45,000                45,000
American Public Entity Excess Pool            50,000                50,000
American Republic Insurance Company          400,000               400,000
Amwest Surety Insurance Company              350,000               350,000
Anthracite Mutual Fire Ins. Company           10,000                10,000
Associated Physicians Ins. Co.                25,000                25,000
BCS Life Insurance Co.                       295,000               295,000
Care America Life Insurance Co.               50,000                50,000
Catholic Relief Ins. Company of America      210,000               210,000
Central States Health & Life of Omaha        130,000               130,000
Century National Insurance Company           725,000               725,000
Chicago Mutual Liability Co.                  40,000                40,000
Chrysler Insurance Co.                     1,440,000             1,440,000
Concord Life Ins. Co.                         30,000                30,000
Condor Insurance                             110,000               110,000
CSA Fraternal Life                            20,000                20,000
Delta Air Lines Master Trust               1,225,000             1,225,000
Farmers Home Mutual Insurance                100,000               100,000
Federated Rural Electric Ins. Corp.          100,000               100,000
First Mercury Ins. Company                   250,000               250,000
Frontier Insurance Company                   600,000               600,000
Goodville Mutual Casualty Company             30,000                30,000
Gopher State Mutual Ins. Company              80,000                80,000
Goschenhoppen-Home Ins. Co.                   40,000                40,000
Grain Dealers Mutual Ins.                    120,000               120,000
Guarantee Trust Life Ins. Co.                620,000               620,000
Guaranty Income Life Insurance               190,000               190,000
Highbridge Capital Corporation             5,250,000             5,250,000
Holy Family Society                           30,000                30,000
Hughes Aircraft Company Master
Retirement Trust                             610,000               610,000
ISBA Mutual Insurance Company                100,000               100,000
Lebanon Mutual Ins. Company                   50,000                50,000
Lone Star Life Insurance Co.                 820,000               820,000
Medico Life Insurance Company                440,000               440,000
Medmarc Insurance                            400,000               400,000
Merrill Lynch Pierce Fenner and Smith Inc. 2,030,000             2,030,000
Middle Cities Risk Management Trust          130,000               130,000
Midwest Securities Life                      120,000               120,000
Midwestern National Life Ins. Co. of Ohio    250,000               250,000
Millers Casualty Ins. Co. of Texas           180,000               180,000
Millers Mutual Fire Ins. Co. of Texas        850,000               850,000
Millville Mutual Ins. Co.                     60,000                60,000
Mutual Protective Ins. Co.                   410,000               410,000
National Chiropractic                         80,000                80,000
OCM Convertible Trust                      1,730,000             1,730,000
Old Guard Fire Ins. Co.                      100,000               100,000
Old Guard Insurance Company                  270,000               270,000
Ozark National Life Ins. Co.                 440,000               440,000
Partner Reinsurance Company Ltd.             235,000               235,000
Phico Insurance Company                       60,000                60,000
Physicians Mutual Ins. Co.                   200,000               200,000
Pioneer Insurance Company                     15,000                15,000
Police & Fireman's Insurance Association      45,000                45,000
Reassurance Company of Hanover               280,000               280,000
Reliable Life Insurance Co.                  420,000               420,000
Salomon Brothers Inc.                      4,810,000             4,810,000
Secura Insurance, A Mutual Company           140,000               140,000
Service Life and Casualty Ins. Co.            25,000                25,000
Service Lloyd Insurance Company               25,000                25,000
Standard Mutual Ins. Co.                     160,000               160,000
State Employees' Retirement Fund of the
State of Delaware                            485,000               485,000
State of Connecticut Combined
Investment Funds                             285,000               285,000
State of Connecticut Combined
Investment Funds                           1,415,000             1,415,000
Texas Builders Insurance Co.                  50,000                50,000
Transguard Insurance Company of America      530,000               530,000
United National Insurance Co.              1,310,000             1,310,000
United Teacher Associates Ins. Co.           990,000               990,000
Utica First Insurance Company                 95,000                95,000
Vanguard Convertible Securities Fund, Inc. 1,015,000             1,015,000
Washington International Ins. Co.            200,000               200,000
Western Home Insurance Co.                   100,000               100,000
Westward Life Insurance Co.                   50,000                50,000
Wisconsin Lawyers Mutual Ins. Co.             50,000                50,000
Wisconsin Mutual Insurance Co.                30,000                30,000
World Insurance Company                      150,000               150,000

     The Debentures being offered by the Selling Securityholders hereby represent all of the Debentures beneficially owned by the Selling Securityholders as of June 6, 1997. Except for the purchase of the Debentures none of the Selling Securityholders has had a material relationship with the Company or any of its affiliates within the past three years.

                             -----------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITY COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

            The date of this Prospectus Supplement is June 10, 1997.